Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2017 RESULTS

•	Second quarter comparable store sales increase of 1.7%

•	17% increase in second quarter diluted earnings per share to $3.10

Springfield, MO, July 26, 2017 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2017.

2nd Quarter Financial Results
Sales for the second quarter ended June 30, 2017, increased $114 million, or 5%, to $2.29 billion from $2.18 billion for the same period one year ago. Gross profit for the second quarter increased to $1.20 billion (or 52.4% of sales) from $1.13 billion (or 51.8% of sales) for the same period one year ago, representing an increase of 6%. Selling, general and administrative expenses (“SG&A”) for the second quarter increased to $743 million (or 32.4% of sales) from $702 million (or 32.3% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the second quarter increased to $457 million (or 20.0% of sales) from $425 million (or 19.5% of sales) for the same period one year ago, representing an increase of 8%. The Company’s second quarter 2017 operating income included the benefit of a $9 million reduction in its legal accruals following the expiration of the statute of limitations related to a legacy claim, which increased second quarter operating margin by 40 basis points.

Net income for the second quarter ended June 30, 2017, increased $25 million, or 10%, to $283 million (or 12.3% of sales) from $258 million (or 11.8% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 17% to $3.10 on 91 million shares versus $2.65 on 97 million shares for the same period one year ago. The Company adopted a new share-based compensation accounting standard during the first quarter of this year, which requires excess tax benefits from share-based compensation payments to be recorded in the income statement. The Company’s second quarter ended June 30, 2017, diluted earnings per common share of $3.10 includes a $0.09 benefit from the adoption of the new accounting standard and a $0.06 benefit from the reduction in legal accruals.

Greg Henslee, O’Reilly’s CEO commented, “As we announced in our press release earlier this month, we faced a more challenging sales environment during the second quarter than expected, resulting in a disappointing second quarter comparable store sales increase of 1.7%. While there are several factors that drive demand in our industry that can result in soft performance in any given period, it is clear that we continue to face headwinds from a second consecutive unseasonably mild winter, which did not generate the rate of parts failure we would normally expect through this point of the year, combined with continued soft consumer demand across our industry. During difficult market conditions, such as the ones we faced in the first half of this year, our Team remains absolutely dedicated to providing consistently high levels of service to our customers. Our long-term commitment to exceptional customer service is the key to our past and future success, and I would like to thank Team O’Reilly for their relentless dedication to taking care of every customer who calls or walks through our doors every day.”

Year-to-Date Financial Results
Sales for the first six months of 2017 increased $174 million, or 4%, to $4.45 billion from $4.27 billion for the same period one year ago. Gross profit for the first six months of 2017 increased to $2.33 billion (or 52.4% of sales) from $2.22 billion (or 52.1% of sales) for the same period one year ago, representing an increase of 5%. SG&A for the first six months of 2017 increased to $1.47 billion (or 33.1% of sales) from $1.38 billion (or 32.3% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the first six months of 2017 increased to $861 million (or 19.4% of sales) from $844 million (or 19.7% of sales) for the same period one year ago, representing an increase of 2%. The Company’s results for the six months ended June 30, 2016, included a benefit from one additional day due to Leap Day in February 2016.

Net income for the first six months of 2017 increased $35 million, or 7%, to $548 million from $513 million for the same period one year ago. Diluted earnings per common share for the first six months of 2017 increased 13% to $5.93 on 92 million shares versus $5.24 on 98 million shares for the same period one year ago. The Company’s first six months of 2017 diluted earnings per common share of $5.93 includes a $0.32 benefit from the adoption of the new accounting standard.

Mr. Henslee continued, “We opened 105 net, new stores during the first half of 2017, and we are well positioned to hit our target of 190 net, new store openings by the end of the year. We continue to be pleased with the performance of our new stores and remain very confident in our opportunities to grow in existing and new market areas. While our comparable store sales growth for the first half of 2017 is below our expectations, we continue to strongly believe in the long-term strength of our industry, supported by a growing and aging vehicle fleet, which has now reached an average age of 11.6 years, and steady, sustained increases in annual miles driven, now trending at over 3.2 trillion miles per year. More importantly, we remain extremely confident in our ability to increase our market share, driven by our Team’s ability to provide industry-leading parts availability and unsurpassed technical knowledge and service levels to our customers.”

Share Repurchase Program
During the second quarter ended June 30, 2017, the Company repurchased 3.5 million shares of its common stock, at an average price per share of $245.26, for a total investment of $852 million. During the first six months of 2017, the Company repurchased 5.3 million shares of its common stock, at an average price per share of $253.13, for a total investment of $1.34 billion. Subsequent to the end of the second quarter and through the date of this release, the Company did not repurchase any additional shares of its common stock. The Company has repurchased a total of 62.3 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $131.80, for a total aggregate investment of $8.20 billion. As of the date of this release, the Company had approximately $545 million remaining under its current share repurchase authorization.

2nd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the six months ended June 30, 2016. Comparable store sales increased 1.7% for the second quarter ended June 30, 2017, on top of 4.3% for the same period one year ago. Comparable store sales increased 1.3% for the six months ended June 30, 2017, on top of 5.1% for the same period one year ago.

3rd Quarter and Updated Full-Year 2017 Guidance
The table below outlines the Company’s guidance for selected third quarter and updated full-year 2017 financial data:

	For the Three Months Ending September 30, 2017	For the Year Ending December 31, 2017
Comparable store sales	1% to 3%	1% to 2%
Total revenue		$8.9 billion to $9.1 billion
Gross profit as a percentage of sales		52.5% to 52.9%
Operating income as a percentage of sales		19.1% to 19.5%
Diluted earnings per share (1)	$3.10 to $3.20	$11.77 to $11.87
Capital expenditures		$470 million to $500 million
Free cash flow (2)		$830 million to $880 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures and excess tax benefit from share-based compensation payments for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 27, 2017, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 45130675. A replay of the conference call will be available on the Company’s website through Thursday, July 26, 2018.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2017, the Company operated 4,934 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2016, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2017	June 30, 2016	December 31, 2016
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$26,528	$398,259	$146,598
Accounts receivable, net	203,673	186,192	197,274
Amounts receivable from suppliers	61,876	78,824	82,105
Inventory	2,959,315	2,741,030	2,778,976
Other current assets	38,197	33,828	53,022
Total current assets	3,289,589	3,438,133	3,257,975

Property and equipment, at cost	5,035,242	4,587,944	4,832,342
Less: accumulated depreciation and amortization	1,805,844	1,608,704	1,708,911
Net property and equipment	3,229,398	2,979,240	3,123,431

Goodwill	786,938	757,130	785,399
Other assets, net	39,773	36,137	37,384
Total assets	$7,345,698	$7,210,640	$7,204,189

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,091,888	$2,914,641	$2,936,656
Self-insurance reserves	70,198	71,177	67,921
Accrued payroll	70,538	62,596	71,717
Accrued benefits and withholdings	59,099	59,966	74,454
Income taxes payable	31,803	—	—
Other current liabilities	242,607	258,295	249,901
Total current liabilities	3,566,133	3,366,675	3,400,649

Long-term debt	2,604,062	1,886,324	1,887,019
Deferred income taxes	98,048	72,961	90,166
Other liabilities	208,143	194,670	199,219

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
87,998,971 as of June 30, 2017,
94,881,546 as of June 30, 2016, and
92,851,815 as of December 31, 2016	880	949	929
Additional paid-in capital	1,296,674	1,309,441	1,336,707
Retained (deficit) earnings	(428,242)	379,620	289,500
Total shareholders’ equity	869,312	1,690,010	1,627,136

Total liabilities and shareholders’ equity	$7,345,698	$7,210,640	$7,204,189
Note: The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$2,290,829	$2,176,689	$4,447,088	$4,272,839
Cost of goods sold, including warehouse and distribution expenses	1,090,767	1,049,510	2,115,879	2,048,081
Gross profit	1,200,062	1,127,179	2,331,209	2,224,758

Selling, general and administrative expenses	742,617	702,118	1,470,607	1,381,071
Operating income	457,445	425,061	860,602	843,687

Other income (expense):
Interest expense	(20,827)	(18,701)	(40,231)	(33,522)
Interest income	470	1,193	1,176	1,945
Other, net	(762)	1,241	3	2,258
Total other expense	(21,119)	(16,267)	(39,052)	(29,319)

Income before income taxes	436,326	408,794	821,550	814,368
Provision for income taxes (1)	153,505	151,000	273,795	301,200
Net income (1)	$282,821	$257,794	$547,755	$513,168

Earnings per share-basic:
Earnings per share	$3.14	$2.69	$6.02	$5.31
Weighted-average common shares outstanding – basic	90,030	95,967	91,012	96,554

Earnings per share-assuming dilution: (1)
Earnings per share	$3.10	$2.65	$5.93	$5.24
Weighted-average common shares outstanding – assuming dilution	91,299	97,282	92,347	97,911

(1)
The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017. This new standard requires excess tax benefits related to share-based compensation payments to be recorded through the income statement. The adoption of this new accounting standard resulted in a $0.09 and $0.32 benefit to diluted earnings per common share for the three and six months ended June 30, 2017, respectively, comprised of a $0.10 and $0.35, respectively, earnings per share increase from a lower effective tax rate, partially offset by a $0.01 and $0.03, respectively, earnings per share decrease from an increase in the number of weighted-average common shares outstanding - assuming dilution. The Company’s Condensed Consolidated Statements of Income for the prior periods ending June 30, 2016, were not restated to conform to the current periods’ presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2017	2016
		(As Adjusted, Note)
Operating activities:
Net income	$547,755	$513,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	114,959	106,430
Amortization of debt discount and issuance costs	1,344	1,173
Deferred income taxes	8,049	(6,811)
Share-based compensation programs	10,353	9,853
Other	6,037	2,655
Changes in operating assets and liabilities:
Accounts receivable	(10,797)	(28,837)
Inventory	(179,866)	(110,015)
Accounts payable	155,124	306,410
Income taxes payable	58,173	25,170
Other	(624)	9,538
Net cash provided by operating activities	710,507	828,734

Investing activities:
Purchases of property and equipment	(227,506)	(220,416)
Proceeds from sale of property and equipment	752	1,971
Payments received on notes receivable	—	1,047
Other	(1,967)	—
Net cash used in investing activities	(228,721)	(217,398)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,782,000	—
Payments on revolving credit facility	(1,066,000)	—
Proceeds from the issuance of long-term debt	—	499,160
Payment of debt issuance costs	(1,827)	(3,784)
Repurchases of common stock	(1,342,591)	(856,845)
Net proceeds from issuance of common stock	26,718	32,296
Other	(156)	(205)
Net cash used in financing activities	(601,856)	(329,378)

Net (decrease) increase in cash and cash equivalents	(120,070)	281,958
Cash and cash equivalents at beginning of the period	146,598	116,301
Cash and cash equivalents at end of the period	$26,528	$398,259

Supplemental disclosures of cash flow information:
Income taxes paid	$203,780	$279,099
Interest paid, net of capitalized interest	37,151	27,174
Note:  The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017.  This new standard requires excess tax benefits related to share-based compensation payments to be presented as operating activities in the statement of cash flows, rather than presented as an inflow from financing activities and an outflow from operating activities under the previous standard.  The retrospective application of this new accounting standard resulted in the reclassification of $30.1 million of Excess tax benefit from share-based compensation from Net cash provided by financing activities to Net cash provided by operating activities for the six months ended June 30, 2016.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended June 30,
Adjusted Debt to EBITDAR:		2017	2016
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$2,604,062	$1,886,324
Add:	Letters of credit	41,196	39,010
	Discount on senior notes	2,854	3,441
	Debt issuance costs	9,083	10,235
	Six-times rent expense	1,743,720	1,662,528
Adjusted debt		$4,400,915	$3,601,538

GAAP net income		$1,072,278	$998,012
Add:	Interest expense	77,640	61,930
	Provision for income taxes	572,095	566,850
	Depreciation and amortization	226,395	210,679
	Share-based compensation expense	19,359	20,448
	Rent expense	290,620	277,088
EBITDAR		$2,258,387	$2,135,007

Adjusted debt to EBITDAR		1.95	1.69

	June 30,
	2017	2016
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.5
Average inventory per store (in thousands) (2)	$600	$588
Accounts payable to inventory (3)	104.5%	106.3%
Return on equity (4)	73.7%	52.6%
Return on assets (5)	14.7%	14.2%

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2017	2016	2017	2016
Reconciliation of Free Cash Flow (in thousands):
Cash provided by operating activities (6)		$333,807	$325,613	$710,507	$828,734
Less:	Capital expenditures	116,874	116,442	227,506	220,416
	Excess tax benefit from share-based compensation payments	9,165	15,374	32,479	30,136
Free cash flow		$207,768	$193,797	$450,522	$578,182

Store and Team Member Information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Beginning store count	4,888	4,623	4,829	4,571	4,660	4,465
New stores opened	50	38	110	90	232	198
Stores acquired	—	—	—	—	48	—
Stores closed	(4)	(1)	(5)	(1)	(6)	(3)
Ending store count	4,934	4,660	4,934	4,660	4,934	4,660

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2017	2016	2017	2016
Total employment	75,692	74,067
Square footage (in thousands)	35,940	33,824
Sales per weighted-average square foot (7)	$63.64	$64.15	$249.18	$248.77
Sales per weighted-average store (in thousands) (8)	$463	$466	$1,811	$1,804

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of a new accounting standard during the first quarter ended March 31, 2017.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.